Exhibit 99.1

Corporate Headquarters

1345 Avenue of the Americas, 32nd Floor

New York, NY 10105

877.826.BLUE

PRESS RELEASE

For Immediate Release

Bluerock Homes Trust (BHM) Board Declares

Increased Dividends and Enhanced Terms For

Its Series A Preferred Stock

New York, NY (May 3, 2024) – Bluerock Homes Trust, Inc. (NYSE American: BHM) (the “Company”) today announced that its Board of Directors (the “Board”) has authorized the payment ofa new special dividend (the “Series A Preferred Special Dividends”) with respect to the Company’s Series A Redeemable Preferred Stock (the “Series A Preferred Stock”) replacing its previously announced special dividend. The Company intends to pay the Series A Preferred Special Dividends which will be seamlessly aggregated with the regular monthly dividend so as to effect a dividend rate of the average 1-month term SOFR rate (“SOFR Rate”) plus 2%, subject to a 6.5% minimum and 8.5% maximum annual rate, calculated and paid monthly.

By way of example, if the average SOFR Rate is equal to 5.3% for a particular month, the aggregate dividend per share with respect to that month would be 1/12th of 7.3% (the SOFR Rate plus 2%) based on the Stated Value of $25.00 per share, or $0.152. Conversely, if the average SOFR Rate is equal to 3.0% for a particular month, the aggregate dividend per share with respect to that month would be 1/12th of the 6.5% annual dividend minimum based on the Stated Value of $25.00 per share, or $0.135.

The Series A Preferred Special Dividends shall be declared for each month for which the Board declares the regular monthly dividend of $0.125 per outstanding share of Series A Preferred Stock, commencing in May 2024 (payable in June 2024). The Series A Preferred Special Dividends will be calculated based on the 1-month term SOFR Rate for each day commencing on the 26th day of the prior month and ending on the 25th day of the applicable month, payable on the 5th of each month.

About Bluerock Homes Trust, Inc.

Bluerock Homes Trust, Inc. (NYSE American: BHM), headquartered in New York, New York, is an externally managed REIT that owns and operates high-quality single-family properties located in attractive markets with a focus on the knowledge-economy and high quality of life regions of the Sunbelt and high growth areas of the Western United States. BHM’s principal objective is to generate attractive risk-adjusted investment returns by assembling a portfolio of pre-existing single-family rental homes and developing build-to-rent communities. BHM properties are located across a diverse group of growth markets and will seek to target a growing pool of middle-market renters seeking the single-family lifestyle without the upfront and ongoing investments associated with home ownership. For more information, please visit bluerockhomes.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes, please refer to the risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on March 12, 2024, and subsequent filings by the Company with the SEC. We claim the safe harbor protection for forward looking statements contained in the Private Securities Litigation Reform Act of 1995.

Contact
(Media)
Josh Hoffman
(208) 475.2380
jhoffman@bluerockre.com

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